EXHIBIT 9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the:

1.	Oldcastle Precast, Inc. Profit Sharing Retirement Plan (Registration No. 333-6040)

2.	CRH plc Share Option Scheme (Registration No. 333-8720)

3.	Allied Building Products Corp. Savings and Investment Plan (Registration No. 333-10430)

4.	Betco Block & Products, Inc. Profit Sharing Plan and Trust (Registration No. 333-13308)

5.	Oldcastle Glass, Inc. Qualified 401(k) Plan (Registration No. 333-13308)

6.	Oldcastle Architectural Products Group 401(k) and Profit Sharing Plan (Registration No. 333-13308)

7.	Oldcastle Architectural, Inc. Union Employees 401(k) Plan, Pike Industries, Inc.

8.	Profit Sharing and Deferred Income Plan, Oldcastle Southwest 401(k) Retirement Plan, Hallett Construction Company 401(k) Retirement Plan, Pennsy Supply, Inc. 401(k) and Profit Sharing Plan, CPM Development Corporation Profit Sharing Retirement Plan (Registration No. 333-103656)

9.	CRH plc Share Option Scheme (Registration No. 333-90808);

and to the incorporation by reference in the Registration Statement (Form F-3 File No. 333-137106) pertaining to CRH America, Inc. and CRH plc, of our reports, dated May 12, 2008 with respect to the consolidated financial statements and schedule of CRH plc, CRH plc management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CRH plc, included in the Annual Report (Form 20-F) of CRH plc for the year ended December 31, 2007.

Ernst & Young
Dublin, Ireland
May 12, 2008